Exhibit (j)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 16 to the Registration Statement on Form N-1A of Fidelity Hereford Street Trust: Spartan U.S. Treasury Money Market Fund, Spartan U.S. Government Money Market Fund, and Spartan Money Market Fund of our reports dated June 3, 2003 on the financial statements and financial highlights included in the April 30, 2003 Annual Reports to Shareholders of Spartan U.S. Treasury Money Market Fund, Spartan U.S. Government Money Market Fund, and Spartan Money Market Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

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/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
June 19, 2003